                                                              Exhibit 99.3

                          OFFICER'S COMPLIANCE CERTIFICATE

I, David L. Derfelt,  a duly  authorized  representative of  Navistar  Financial
Corporation, the Servicer, certify:

1.    I  have   reviewed   the   annual  report  and  other  reports  containing
        distribution information for the period covered  by the  annual report;

2.      To the best of my knowledge, no untrue statements of material fact exist in these reports, and no material facts were omitted.

3.      These reports include to the best of my  knowledge, the
        financial information  required to be provided to the  trustee under the governing documents of the Issuer; and

4.      The  Servicer is  compliant  with its servicing  obligations and minimum servicing standards except as detailed below.

5.      No default in performance of any obligations has occurred.

6.      Section 4.02(a)(ii)of  the Servicing  Agreement states that "net income and earnings (less  investment  expense) on  funds on  deposit shall be included in the  calculation of  investment income for the relevant due
        period." For  Series  2005-1, there   were  two  instances  identified
        (February 2005 and July 2005) where the interest income was not included in the calculation of investment income.

     Date: January 30, 2009           By:/s/  DAVID L. DERFELT
                                              David L. Derfelt
                                              V.P., and Controller
                                             (Principal Accounting Officer)